Exhibit 99.1

ABVC BioPharma Inc. Reports Q3 2024 Financial Results
and Operational Milestones

●	ABVC BioPharma Achieved its First Operational Profit, with a 102% Improvement over the Third Quarter of Last Year.

●	Incremental Payments Received based on Executed Global Licensing Agreements that could provide up to $292 million in income

●	Received Cash Milestone Incomes of $496,000 for the nine months ended September 30, 2024

Fremont, CA (November 14, 2024) – ABVC BioPharma, Inc. (NASDAQ: ABVC), a clinical-stage biopharmaceutical company developing therapeutic solutions in oncology/hematology, CNS, and ophthalmology, is pleased to announce its financial results and key operational highlights for the third quarter ended September 30, 2024.

Key Financial and Operational Highlights:

1. Financial Performance:

●	Impressive Revenue Growth: ABVC reported a significant increase in revenue, reaching $389,276 in Q3 2024, from $15,884 in the third quarter of 2023. This growth reflects the growing demand for our CNS and oncology R&D services and highlights the positive potential of our strategic partnerships.

●	Continued Improvement in Earnings: The Company’s net loss for Q3 2024 decreased substantially to $134,272 from $3.37 million in Q3 2023. This positive net loss reduction trend results from disciplined financial management and focused R&D investments, underscoring our commitment to building a sustainable growth pathway.

●	Earnings Per Share (EPS): EPS improved year-over-year, with a basic and diluted net loss per share of $(0.02) for Q3 2024, a significant advancement from $(0.82) per share in Q3 2023. This achievement demonstrates our effective cost management and operational efficiency gains.

●	Improved Cash Position: The Company’s cash and cash equivalents reached $137,344 as of September 30, 2024, up from $60,155 at the end of 2023. Through strategic financing and operational efficiencies, ABVC has strengthened its liquidity to support upcoming anticipated clinical milestones and expansion efforts.

●	Shareholders’ Equity: As of September 30, 2024, shareholders’ equity stood at $7.98 million, maintaining a solid financial foundation despite challenging macroeconomic conditions.

2. Strategic and Operational Milestones:

Advances in Clinical Development:

ABVC completed Phase II trials for ABV-1504 in Major Depressive Disorder (MDD) and is preparing for an FDA End-of-Phase 2 meeting to finalize the Phase III protocol.

Progress continues in our ADHD program with Phase IIb trials at multiple prominent sites. We aim to have an interim report by Q4 2024.

Additionally, ABVC’s first-in-class vitreous substitute, Vitargus®, for retinal detachment surgery, is advancing through regulatory stages with approvals for further trials in Australia.

3. Strengthening Partnerships:

ABVC has secured multiple long-term licensing agreements, notably with ForSeeCon Eye Corporation for Vitargus®, which could potentially generate $187 million in revenue over time.

In Q3, ABVC’s continued collaboration with OncoX expanded the oncology pipeline, positioning the Company for strong future growth in partnership-driven revenue streams.

Expanded Intellectual Property Portfolio: ABVC has been granted multiple patents in the U.S., Taiwan, and Australia, covering a range of CNS and ophthalmology treatments. These patents reflect our innovative R&D approach and commitment to protecting our groundbreaking therapies.

ABVC will continue working closely together with its strategic partners, AiBtl BioPharma Inc., ForSeeCon Eye Corporation, and OncoX BioPharma Inc., on international business and clinical developments of CNS new drugs, Ophthalmology products and Oncology new drugs, respectively.

Management Commentary:

Dr. Uttam Patil, ABVC Chief Executive Officer, commented, “Our third-quarter results showcase the impact of our strategic direction and dedicated team. Our strengthened financial position and exciting progress in CNS and oncology programs should enable us to drive future shareholder value. We thank our investors for their continued confidence as we advance ABVC’s growth trajectory. For the first time in its history, ABVC BioPharma achieved an operational profit in the third quarter of 2024, marking a transformative milestone for the Company and underscoring the effectiveness of our strategic approach. This significant achievement is a testament to our dedicated focus on operational efficiency, robust cost management, and the strength of our pipeline. The company receiving licensing income has successfully turned an operational loss into operational income for the first time. However, due to higher interest expenses arising from the accounting treatment of amortization expenses related to convertible debt, the EPS stands at -$0.02. Despite this slight negative EPS, the core business has achieved profitability, reflecting strong operational improvements driven by the licensing income. This milestone demonstrates the company’s ability to generate income, positioning us toward sustained financial growth as we manage these interest-related expenses. We believe ABVC is poised to maintain this upward growth trajectory through its global licensing agreements, which are anticipated to deliver a strong and recurring income stream. These partnerships have the potential to fortify our financial position and enable ABVC to expand its reach in key therapeutic markets, which should pave the way for sustained, long-term growth and increased shareholder value.”

Board of Directors Statement:

“With a stronger financial foundation, strategic partnerships, and a promising pipeline, we believe that ABVC is well-positioned for continued growth. The Company anticipates further revenue growth through strategic collaborations, ongoing clinical developments, and new market entries. ABVC remains committed to advancing its high-potential CNS, oncology, and ophthalmology programs to bring life-changing therapies to patients worldwide.”

Operational Highlights

Patents and FDA Approvals

The Company received a US patent (US 16/936,032), valid until September 04, 2040, a Taiwanese (TW I821593) Patent, valid until July 22, 2040, and an Australian (AU2021314052B2) Patent, valid until April 09, 2041, for Polygala extract for the treatment of major depressive disorder. The Company received a US (US17/120,965), valid until December 20, 2040, and Taiwanese (TW 110106546), valid until February 24, 2041, Patent for Polygala Extract for treating Attention Deficit Hyperactive Disorder. A Taiwanese Patent (TW I792427) for Storage Media for the Preservation of Corneal Tissue was obtained on February 11, 2023, and is valid till July 19, 2041. As we work towards expanding our patent map into global coverage, we eagerly await the results of patent applications in the European Union, China, Japan, and others.

On December 30, 2022, the Company received US FDA approval for the IND ABV-1519 to proceed with the Combination therapy for treating Advanced Inoperable or Metastatic EGFR Wild-type Non-Small Cell Lung Cancer was approved and the study can proceed. The IND was then submitted to the Taiwan FDA, and the approval was received on January 04, 2024. The United States Food & Drug Administration (US FDA) has approved four INDs, ABV-1501 for Triple Negative Breast Cancer (TNBC), ABV-1519 for Non-Small Cell Lung Cancer (NSCLC), ABV-1702 for Myelodysplastic Syndrome (MDS), and ABV-1703 for Pancreatic Cancer Therapy.

Neurology

The MDD Phase II trials for ABV-1504 were completed successfully with good tolerance to the drug, and no serious adverse effects were reported. The product is ready for an End-of-Phase 2 meeting with the FDA to finalize the protocol for Phase III trials. At the same time, we commenced the ADHD Phase IIb trials at the University of California, San Francisco (UCSF) and five other sites in Taiwan. The trials are heading for the interim report, which we expect to complete by the end of Q3 2024. ABV-1601 for MDD in cancer patients has completed Phase I study preparation, including the Site Initiation Visit (SIV). The study is set to initiate by the end of 2024.

On July 31, 2023, ABVC signed a legally binding term sheet with a Chinese pharmaceutical company, Xinnovation Therapeutics Co., Ltd, for the exclusive licensing of ABV-1504 for Major Depressive Disorder (MDD) and ABV-1505 for Attention-Deficit Hyperactivity Disorder in mainland China. Under this agreement, Xinnovation will hold exclusive rights to develop, manufacture, market, and distribute our innovative drugs for MDD and ADHD in the Chinese market and shall bear the costs for clinical trials and product registration in China. We are negotiating definitive agreements with Xinnovation and are excited that the licensing deal carries a possible aggregate income of $20 million for ABVC if all expected sales are made, of which there can be no guarantee. This transaction remains subject to the negotiation of definitive documents and therefore there is no guarantee that this transaction will occur.

In November 2023, each of ABVC and one of its subsidiaries, BioLite, Inc. (“BioLite”), entered a multi-year, global licensing agreement with AIBL for the Company and BioLite’s CNS drugs with the indications of MDD (Major Depressive Disorder) and ADHD (Attention Deficit Hyperactivity Disorder). The potential license will cover the licensed products’ clinical trials, registration, manufacturing, supply, and distribution rights. The licensed products for MDD and ADHD, owned by ABVC and BioLite, were valued at $667M by a third-party evaluation. The parties are determined to collaborate on the global development of the licensed products. The parties are also working to strengthen new drug development and business collaboration, including technology, interoperability, and standards development. As per each of the respective agreements, each of ABVC and BioLite shall receive 23 million shares of AIBL stock that the parties value at $10 per share (not independently validated) and if certain milestones are met, $3,500,000 and royalties equaling 5% of net sales, up to $100 million, which is not guaranteed.

Ophthalmology

Vitargus®, a vitreous substitute, is a groundbreaking, advanced-staged R&D product that we believe will be the first biodegradable hydrogel used in retinal detachment surgery. Vitargus® has completed the feasibility study in Australia and was approved by the Australian Therapeutic Goods Administration (TGA) to initiate the next trial phase in two participating sites. This is vital to obtaining final regulatory approval for Vitargus® in Australia.

The Science Park Administration in Taiwan approved ABVC’s plan to set up a pilot Good Manufacturing Practice (GMP) facility to produce Vitargus® and to pursue the process development work for manufacturing optimization. We are undertaking this project, proposed by ABVC’s Taiwan affiliate and co-development partner, BioFirst Corporation, to upgrade the Vitargus® manufacturing processes so it can ultimately handle the clinical trial supply. ABVC and BioFirst Corporation expect to complete the facility’s upgradation in Hsinchu Biomedical Science Park, Taiwan, in 2024.

Oncology/Hematology

The United States Food & Drug Administration (US FDA) approved the Investigational New Drug (IND) application for the proposed clinical investigation of BLEX 404, the primary active ingredient in ABV-1519, for advanced inoperable or metastatic EGFR wild-type non-small cell lung cancer. This treatment is being co-developed by BioKey, Inc. (“BioKey”) and by the Rgene Corporation, Taiwan. The study received approval from the Taiwan FDA. This is the fourth IND approved by the US FDA for BLEX 404. The previous three INDs are for the combination therapies of triple-negative breast cancer, myelodysplastic syndromes (MDS), and pancreatic cancer.

CDMO

BioKey, a wholly-owned subsidiary of the Company based in Fremont, California, produces dietary supplements derived from the maitake mushroom in tablet and liquid forms. BioKey has entered the second year of the distribution agreement with Define Biotech Co. Ltd. BioKey is currently set to produce an additional $1 million worth of products for the global market. We continue to work on distribution for the US and Canadian markets with Shogun Maitake.

On the regulatory services front for our clients, we received two ANDA approvals from the US FDA. We have a three-year contract, worth up to $3 million, for clinical development services between BioKey and Rgene Corporation. With this base, we are actively developing BioKey as a contract research, development, and manufacturing organization (CRDMO) to become a one-stop solution for pharmaceutical services.

About ABVC BioPharma, Inc.

ABVC BioPharma, Inc. is a clinical-stage biopharmaceutical company focused on utilizing its licensed technology to conduct proof-of-concept trials through Phase II of the clinical development process at world-famous research institutions (such as Stanford University, University of California at San Francisco, and Cedars-Sinai Medical Center) and then out-licensing the products to international pharmaceutical companies for pivotal Phase III studies and, eventually, generating global sales. The Company has an active pipeline of six drugs and one medical device (ABV-1701/Vitargus®) under development.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) our inability to manufacture our product candidates on a commercial scale on our own, or in collaboration with third parties; (ii) difficulties in obtaining financing on commercially reasonable terms; (iii) changes in the size and nature of our competition; (iv) loss of one or more key executives or scientists; and (v) difficulties in securing regulatory approval to proceed to the next level of the clinical trials or market our product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state or jurisdiction.

Contact:

Uttam Patil

Email: uttam@ambrivis.com